Exhibit 99.1

Investors: Don McCauley Chief Financial Officer Qualys, Inc. +1 (650) 801-6181 dmccauley@qualys.com	Media: John Christiansen/Stacy Roughan Sard Verbinnen & Co +1 (415) 618-8750/+1 (310) 201-2040 jchristiansen@sardverb.com/sroughan@sardverb.com

QUALYS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2013 FINANCIAL RESULTS

2013 Revenue Growth of 18% to $108 Million

Fourth Quarter: GAAP EPS of $0.00, Non-GAAP EPS of $0.05

Full Year 2013: GAAP EPS of $0.05, Non-GAAP EPS of $0.20

REDWOOD CITY, CA – February 10, 2014 – Qualys, Inc. (NASDAQ: QLYS), a pioneer and leading provider of cloud security and compliance solutions, today announced financial results for the fourth quarter and full year ended December 31, 2013. For the fourth quarter of 2013, the Company reported revenues of $29.0 million, GAAP net income of $45,000, non-GAAP net income of $1.7 million, adjusted EBITDA of $4.5 million, GAAP earnings per diluted share of $0.00, and non-GAAP earnings per diluted share of $0.05. For the full year ended December 31, 2013, the Company reported revenues of $108.0 million, GAAP net income of $1.6 million, non-GAAP net income of $7.1 million, adjusted EBITDA of $17.4 million, GAAP earnings per diluted share of $0.05, and non-GAAP earnings per diluted share of $0.20.

Philippe Courtot, Chairman and Chief Executive Officer of Qualys, said, “We are pleased to have finished 2013 with a strong fourth quarter, ending the year with more than 6,700 customers utilizing Qualys’ market-leading security and compliance solutions. Driven by ever-increasing awareness around cyber security issues and the growing need for companies to proactively protect their IT infrastructures, we not only continue to gain market share with our Vulnerability Management offering, but we are also pleased to see strong adoption of new solutions, namely Web Application Scanning and Policy Compliance, by both new and existing customers. Furthermore, we are beginning to realize the benefits of the investments we have made to expand our QualysGuard platform, which is enabling us to introduce new and exciting capabilities and offerings. At the upcoming RSA Conference in San Francisco, we will premiere our ground-breaking Continuous Monitoring solution and release our Web Application Firewall for general availability. We expect this focus on product innovation to drive Qualys’ continued momentum into 2014 as we continue leveraging our cloud platform to grow revenues and increase value to our customers and shareholders.”

Fourth Quarter 2013 Financial Highlights

Revenues: Revenues for the fourth quarter of 2013 increased by 18% to $29.0 million compared to $24.7 million for the same quarter last year. Revenue growth was driven by a combination of sales of subscriptions to new customers, as well as subscription renewals and upsells of additional subscriptions to existing customers.

Bookings: Four-Quarter Bookings (a non-GAAP financial measure comprised of revenues for the most recent four quarters plus the change in current deferred revenues for the period) were $119.0 million for the four-quarter period ended December 31, 2013, an increase of $17.8 million, or 18%, compared to $101.2 million for the four-quarter period ended December 31, 2012. The increase in Four-Quarter Bookings was primarily due to sales of subscriptions to new customers, as well as subscription renewals and upsells of subscriptions to existing customers. Current deferred revenues increased by 19.5% to $67.5 million at December 31, 2013 compared to $56.5 million at December 31, 2012.

Gross Profit: GAAP gross profit for the fourth quarter of 2013 increased by 14% to $22.5 million compared to $19.7 million for the same quarter last year. GAAP gross margin was 78% for the fourth quarter of 2013 compared to 80% for the same quarter last year. Non-GAAP gross profit for the fourth quarter of 2013 increased by 15% to $22.6 million compared to $19.8 million for the same quarter last year. Non-GAAP gross margin was 78% for the fourth quarter of 2013 compared to 80% for the same quarter last year.

Operating Income: GAAP operating income for the fourth quarter of 2013 decreased to $0.2 million compared to $1.6 million for the same quarter last year. Non-GAAP operating income for the fourth quarter of 2013 decreased to $1.9 million compared to $2.5 million for the same quarter last year.

Net Income: GAAP net income for the fourth quarter of 2013 was $45,000, or $0.00 per diluted share, compared to net income of $1.2 million, or a $0.03 per diluted share, for the same quarter last year. Non-GAAP net income for the fourth quarter of 2013 was $1.7 million, or $0.05 per diluted share, compared to non-GAAP net income of $2.0 million, or a $0.06 per diluted share, for the same quarter last year.

Adjusted EBITDA: Adjusted EBITDA (a non-GAAP financial measure) for the fourth quarter of 2013 increased by 1% to $4.5 million compared to $4.4 million for the same quarter last year. As a percentage of revenues, adjusted EBITDA decreased to 15% for the fourth quarter of 2013 compared to 18% for the same quarter last year.

Full Year 2013 Financial Highlights

Revenues: Revenues for 2013 increased by 18% to $108.0 million compared to $91.4 million for 2012. Revenue growth was driven by a combination of sales of subscriptions to new customers, as well as subscription renewals and upsells of subscriptions to existing customers.

Gross Profit: Gross profit for 2013 increased by 14% to $83.3 million compared to $73.0 million for 2012. GAAP gross margin was 77% for 2013 compared to 80% for 2012. Non-GAAP gross profit for 2013 increased by 14% to $83.7 million compared to $73.3 million for 2012. Non-GAAP gross margin was 78% for 2013 compared to 80% for 2012.

Operating Income: GAAP operating income for 2013 decreased by 23% to $2.3 million compared to $3.0 million for 2012. Non-GAAP operating income for 2013 increased by 21% to $7.8 million compared to $6.5 million for 2012.

Net Income: GAAP net income for 2013 was $1.6 million, or $0.05 per diluted share, compared to $2.3 million, or $0.08 per diluted share, for 2012. Non-GAAP net income for 2013 was $7.1 million, or $0.20 per diluted share, compared to $5.7 million, or $0.20 per diluted share, for 2012.

Adjusted EBITDA: Adjusted EBITDA (a non-GAAP financial measure) for 2013 increased by 26% to $17.4 million compared to $13.8 million for 2012. As a percentage of revenues, adjusted EBITDA increased to 16% for 2013 compared to 15% for 2012.

Fourth Quarter 2013 Business Highlights

Customers:

•

New customers included: Carlsberg A/S, Catholic Health, Cielo S.A., Davis Polk & Wardwell, Gazprom, Hearst Corporation, State of Ohio, Oshkosh, Royal KPN, J Sainsbury plc, Scotts Miracle-Gro, Stanford University and Starwood Hotels & Resorts.

New Products and Functionalities:

At the upcoming RSA Conference later this month, Qualys will release several new products, including:

•

Continuous Security Monitoring for Internet-facing systems that will allow customers to continuously monitor their mission-critical assets and to be alerted to security vulnerabilities or misconfigurations that may make them susceptible to a cyber-attack.

•

Web Application Firewall (WAF) for both the Amazon EC2 platform and for on-premise deployments on VMware’s virtualization platform. QualysGuard WAF is integrated with the Company’s Web Application Scanning solution, which allows customers to more rapidly deploy robust security for their web applications while minimizing administrative efforts and costs.

•

Top 4 Security Controls Free Tool allowing customers to quickly determine if Windows PCs in their environments have implemented the Top 4 critical security controls as recommended by the Council on CyberSecurity, which has found that 85% of cyber-attack techniques may be prevented by the implementation of these critical security controls. More details can be found at http://www.qualys.com/TOP4.

Industry Recognition:

•	Received Frost & Sullivan’s Global Market Leadership Award in Vulnerability Management for the third consecutive year.

•	Named a finalist in five 2014 SC Magazine Awards Categories, including Best Security Company, Best Customer Service, Best Vulnerability Management, Best Policy Compliance and Best SME Solution.

Strategic Alliances and Channel Partners:

•	Announced partnership with Lumension to offer their customers the award-winning QualysGuard Vulnerability Management solution beginning in April 2014.

•

Signed agreement with PathDefender, the new operating entity for McAfee Secure, to resell QualysGuard solutions as well as to integrate Qualys vulnerability management, PCI compliance, web application scanning and malware detection capabilities into McAfee Secure.

•	Expanded partnership with Accuvant to launch their managed security services offering leveraging the QualysGuard Vulnerability Management solution.

Appointments:

•

Appointed Ann Johnson, former RSA executive, to the newly-created position of President and Chief Operating Officer to lead global sales, business development and customer relations and support efforts.

Financial Performance Outlook

First Quarter 2014 Guidance: Management expects revenues to be in the range of $29.3 million to $29.8 million. At the midpoint, this represents 19% growth over first quarter 2013 revenues. GAAP net income (loss) per diluted share is expected to be in the range of ($0.06) to ($0.04) and non-GAAP net income per diluted share is expected to be in the range of $0.01 to $0.03 based on approximately 37.0 million weighted average diluted shares outstanding for the quarter.

Full Year 2014 Guidance: Management expects revenues to be in the range of $128.5 million to $130.5 million. At the midpoint, this represents 20% growth over 2013 revenues. GAAP net income (loss) per diluted share is expected to be in the range of ($0.06) to ($0.02) and non-GAAP net income per diluted share is expected to be in the range of $0.22 to $0.26 based on approximately 37.4 million weighted average diluted shares outstanding for the full year.

Investor Conference Call

Qualys will host a conference call and live webcast to discuss its fourth quarter and full year 2013 financial results today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). To access the conference call, dial (877) 881-2609 in the U.S. or +1 (970) 315-0463 for international participants with conference ID #31498961. The live webcast of Qualys’ earnings conference call can also be accessed at investor.qualys.com. A replay of the conference call will be available through the same webcast link following the end of the call.

About Qualys, Inc.

Qualys, Inc. (NASDAQ: QLYS) is a pioneer and leading provider of cloud security and compliance solutions with over 6,700 customers in more than 100 countries, including a majority of each of the Forbes Global 100 and Fortune 100. The QualysGuard Cloud Platform and integrated suite of solutions help organizations simplify security operations and lower the cost of compliance by delivering critical security intelligence on demand and automating the full spectrum of auditing, compliance and protection for IT systems and web applications. Founded in 1999, Qualys has established strategic partnerships with leading managed service providers and consulting organizations including Accuvant, BT, Dell SecureWorks, Fujitsu, NTT, Symantec, Verizon and Wipro. The company is also a founding member of the Cloud Security Alliance (CSA). For more information, please visit www.qualys.com.

Qualys, the Qualys logo and QualysGuard are proprietary trademarks of Qualys, Inc. All other products or names may be trademarks of their respective companies.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or our future financial or operating performance. Forward-looking statements in this press release include, but are not limited to, statements related to: our belief that we will continue to gain market share with our core Vulnerability Management solution; our expectations regarding bringing new capabilities and solutions to market in 2014; our belief that we will continue to unlock the potential of our cloud platform and will grow revenues and increase value to our customers and shareholders; our guidance for revenues, GAAP EPS (loss) and non-GAAP EPS for the first quarter and full year 2014; and our expectations for the number of weighted average diluted shares outstanding for the first quarter and full year 2014. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include our ability to continue to develop platform capabilities and solutions; customer acceptance and purchase of our existing solutions and new solutions; our ability to retain existing customers and generate new customers; the market for cloud solutions for IT security and compliance not continuing to develop; competition from other products and services; and general market, political, economic and business conditions. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, filed with the Securities and Exchange Commission on November 7, 2013. The forward-looking statements in this press release are based on information available to Qualys as of the date hereof, and Qualys disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Qualys monitors non-GAAP measures of non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP net income (loss), non-GAAP net income (loss) per diluted share and adjusted EBITDA.

Qualys also monitors non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP net income, non-GAAP net income per diluted share and adjusted EBITDA to evaluate its ongoing operational performance and enhance an overall understanding of its past financial performance. Qualys believes that these non-GAAP metrics help illustrate underlying trends in its business that could otherwise be masked by the effect of the income or expenses, as well as the related tax effects, that are excluded in non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP net income , non-GAAP net income per diluted share and adjusted EBITDA. Furthermore, Qualys uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. Qualys also believes that non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP net income, non-GAAP net income per diluted share and adjusted EBITDA provide additional tools for investors to use in comparing its recurring core business operating results over multiple periods with other companies in its industry.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures discussed in this press release to the most directly comparable GAAP financial measures is included with the financial statements contained in this press release. Management uses both GAAP and non-GAAP information in evaluating and operating its business internally and as such has determined that it is important to provide this information to investors.

Qualys, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues	$29,039	$24,657	$107,962	$91,420
Cost of revenues (1)	6,526	4,981	24,660	18,404

Gross profit	22,513	19,676	83,302	73,016
Operating expenses:
Research and development (1)	5,939	4,870	21,678	20,195
Sales and marketing (1)	11,784	9,911	42,523	37,738
General and administrative (1)	4,566	3,268	16,792	12,079

Total operating expenses	22,289	18,049	80,993	70,012

Income from operations	224	1,627	2,309	3,004
Other income (expense), net:
Interest expense	(6)	(39)	(43)	(192)
Interest income	102	12	375	14
Other income (expense), net	(147)	(144)	(517)	(188)

Total other income (expense), net	(51)	(171)	(185)	(366)

Income before provision for income taxes	173	1,456	2,124	2,638
Provision for income taxes	128	281	500	358

Net income	$45	$1,175	$1,624	$2,280

Net income attributable to common stockholders	$45	$1,159	$1,622	$1,076

Net income per share attributable to common stockholders:
Basic	$0.00	$0.04	$0.05	$0.09

Diluted	$0.00	$0.03	$0.05	$0.08

Weighted average shares used in computing net income per share attributable to common stockholders:
Basic	32,287	30,807	31,914	11,891

Diluted	36,678	35,064	35,973	28,352

(1) Includes stock-based compensation as follows:

Cost of revenues	$125	$81	$432	$276
Research and development	350	188	1,047	672
Sales and marketing	440	218	1,244	1,074
General and administrative	783	383	2,783	1,430

Total stock-based compensation	$1,698	$870	$5,506	$3,452

Qualys, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net income	$45	$1,175	$1,624	$2,280
Change in foreign currency translation gain (loss), net of zero tax	(10)	(42)	(83)	(59)
Available-for-sale investments:
Change in net unrealized gain on investments, net of zero tax	7	8	38	8
Less: reclassification adjustment for net gain included in net income	(5)	—	(8)	—

Net change, net of zero tax	2	8	30	8

Other comprehensive income (loss), net	(8)	(34)	(53)	(51)

Comprehensive income	$37	$1,141	$1,571	$2,229

Qualys, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$42,369	$34,885
Short-term investments	54,827	83,547
Accounts receivable, net	28,581	24,545
Prepaid expenses and other current assets	4,679	4,377

Total current assets	130,456	147,354
Restricted cash	—	114
Long-term investments	35,608	—
Property and equipment, net	23,075	18,148
Intangible assets, net	2,394	2,811
Goodwill	317	317
Other noncurrent assets	753	1,574

Total assets	$192,603	$170,318

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,930	$2,031
Accrued liabilities	9,037	7,803
Deferred revenues, current	67,505	56,497
Capital lease obligations, current	805	1,183

Total current liabilities	79,277	67,514
Deferred revenues, noncurrent	8,889	8,616
Income taxes payable, noncurrent	717	594
Other noncurrent liabilities	603	1,231
Capital lease obligations, noncurrent	—	808

Total liabilities	89,486	78,763
Stockholders’ equity:
Common stock	32	31
Additional paid-in capital	176,641	166,651
Accumulated other comprehensive loss	(1,088)	(1,035)
Accumulated deficit	(72,468)	(74,092)

Total stockholders’ equity	103,117	91,555

Total liabilities and stockholders’ equity	$192,603	$170,318

Qualys, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Year Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income	$1,624	$2,280
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	9,612	7,341
Bad debt expense	307	218
Loss on disposal of property and equipment	12	10
Stock-based compensation	5,506	3,452
Non-cash interest expense	—	24
Amortization of premiums on investments	282	7
Changes in operating assets and liabilities:
Accounts receivable	(4,343)	(4,014)
Prepaid expenses and other assets	510	92
Accounts payable	(112)	(242)
Accrued liabilities	303	(1,110)
Deferred revenues	11,281	13,683
Other noncurrent liabilities	164	211

Net cash provided by operating activities	25,146	21,952

Cash flows from investing activities:
Purchases of investments	(145,263)	(83,547)
Sales and maturities of investments	138,124	—
Purchases of property and equipment	(13,663)	(11,188)
Release of restricted cash	114	—
Purchases of intangible assets	—	(49)

Net cash used in investing activities	(20,688)	(94,784)

Cash flows from financing activities:
Proceeds from initial public offering, net of offering costs	—	84,534
Proceeds from exercise of stock options	4,073	1,685
Proceeds from early exercise of stock options	40	384
Income tax benefits from exercise of stock options	150	—
Principal payments under capital lease obligations	(1,186)	(2,401)
Non-contingent payment related to acquisition	—	(1,000)

Net cash provided by financing activities	3,077	83,202

Effect of exchange rate changes on cash and cash equivalents	(51)	(33)

Net increase in cash and cash equivalents	7,484	10,337
Cash and cash equivalents at beginning of period	34,885	24,548

Cash and cash equivalents at end of period	$42,369	$34,885

Non-cash investing and financing activities:
Purchases of property and equipment included in accrued liabilities	$487	$—
Vesting of early exercised common stock options	$262	$155
Conversion of convertible preferred stock to common stock	$—	$63,873
Issuance of common stock for acquisition of license	$—	$51

Qualys, Inc.

RECONCILIATION OF NON-GAAP DISCLOSURES

FOUR-QUARTER BOOKINGS

(Unaudited)

(in thousands)

	Four Quarters Ended
	December 31,
	2013	2012
Revenues	$107,962	$91,420
Deferred revenues, current
Beginning of the Four-Quarter Period	56,497	46,717
Ending	67,505	56,497

Net change	11,008	9,780

Four-Quarter Bookings	$118,970	$101,200

Qualys, Inc.

RECONCILIATION OF NON-GAAP DISCLOSURES

EBITDA AND ADJUSTED EBITDA

(Unaudited)

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net income	$45	$1,175	$1,624	$2,280
Depreciation and amortization of property and equipment	2,464	1,829	9,195	6,895
Amortization of intangible assets	98	115	417	446
Interest expense	6	39	43	192
Provision for income taxes	128	281	500	358

EBITDA	2,741	3,439	11,779	10,171
Stock-based compensation	1,698	870	5,506	3,452
Other (income) expense, net	45	132	142	174

Adjusted EBITDA	$4,484	$4,441	$17,427	$13,797

Qualys, Inc.

RECONCILIATION OF NON-GAAP DISCLOSURES

(Unaudited)

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
GAAP gross profit	$22,513	$19,676	$83,302	$73,016
Plus:
Stock-based compensation	125	81	432	276

Non-GAAP gross profit	$22,638	$19,757	$83,734	$73,292

GAAP income from operations	$224	$1,627	$2,309	$3,004
Plus:
Stock-based compensation	1,698	870	5,506	3,452

Non-GAAP income from operations	$1,922	$2,497	$7,815	$6,456

GAAP net income	$45	$1,175	$1,624	$2,280
Plus:
Stock-based compensation	1,698	870	5,506	3,452

Non-GAAP net income	$1,743	$2,045	$7,130	$5,732

Non-GAAP net income attributable to common stockholders	$1,741	$2,025	$7,123	$2,694

Non-GAAP net income per share attributable to common stockholders:
Basic	$0.05	$0.07	$0.22	$0.23

Diluted	$0.05	$0.06	$0.20	$0.20

Weighted average shares used in computing non-GAAP net income per share attributable to common stockholders
Basic	32,287	30,807	31,914	11,891

Diluted	36,678	35,064	35,973	28,352

Qualys, Inc.

NET INCOME PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Numerator:
Net income	$45	$1,175	$1,624	$2,280
Net income attributable to participating securities	—	(16)	(2)	(1,204)

Net income attributable to common stockholders - basic	45	1,159	1,622	1,076
Undistributed earnings reallocated to participating securities	—	15	—	1,201

Net income attributable to common stockholders - diluted	$45	$1,174	$1,622	$2,277

Denominator:

Weighted-average shares used in computing net income per share attributable to common stockholders - basic	32,287	30,807	31,914	11,891

Effect of potentially dilutive securities:
Convertible preferred stock	—	383	—	13,270
Common stock options	4,391	3,874	4,059	3,187
Contingently issuable shares related to an acquisition	—	—	—	4

Weighted-average shares used in computing net income per share attributable to common stockholders - diluted	36,678	35,064	35,973	28,352

Net income per share attributable to common stockholders
Basic	$0.00	$0.04	$0.05	$0.09

Diluted	$0.00	$0.03	$0.05	$0.08